United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2006

Hercules Incorporated
(Exact name of registrant as specified in its charter)

Delaware	001-00496	51-0023450
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Hercules Plaza
1313 North Market Street
Wilmington, Delaware 19894-0001
(Address of principal executive offices) (Zip Code)

(302) 594-5000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In the proxy statement for the 2006 Annual Meeting of Shareholders of Hercules Incorporated (the “Company”), the Company disclosed that it has established standards for determining director independence and that such standards are included in the Company’s Corporate Governance Guidelines, which are available in the corporate governance section of the Company’s website at www.herc.com. The Company did not specifically set out in its proxy statement the standards included in its Corporate Governance Guidelines. On September 15, 2006, the New York Stock Exchange (the “NYSE”) informed the Company that Section 303A.02(a) of the NYSE Listed Company Manual requires that the Company’s director independence standards be included in the Company’s annual proxy statement. The Company’s standards are more strict than NYSE’s director independence requirements, and the Company believes that the disclosure in the proxy statement for its 2006 Annual Meeting of Shareholders was not materially different from what is required by the NYSE Listed Company Manual. However, after consultation with the NYSE, the Company has decided to set forth its standards in this current report on Form 8-K. The Company’s standards for determining director independence are as follows:

All members of the Board shall be independent, except that up to two (2) Directors may be members of management, including the CEO. A Director is considered “independent” only when the Board has affirmatively determined that the Director has no material relationship with the Corporation or any entity owned or controlled by the Corporation (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Corporation or any entity owned or controlled by the Corporation), following a review of all relevant information and factors the Board deems appropriate, and a recommendation by the Governance Committee. Among others, the Board recognizes that material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. However, as the key concern is independence from management, the ownership of a significant amount of stock, by itself, shall not be considered a bar to an independence finding (except as discussed below in connection with the Audit Committee).

Except in an unusual circumstance, the Board shall not include more than two (2) members of the Corporation’s management, one of whom shall be the CEO. The Governance Committee is responsible for reviewing the independence of the members of the Board and Board Committees on a periodic basis (but at least annually), as well as any relationships Directors may have with the Corporation and/or its subsidiaries or affiliates or otherwise that may reasonably create the appearance of non independence. The Corporation shall disclose each determination of an “independent director” in its annual proxy statement.

Without limiting the information and factors that the Board may review and consider, a Director shall meet the criteria for independence established in applicable laws, rules and regulations concerning independence, including those of the Securities and Exchange Commission and of the New York Stock Exchange. However, none of the following shall be considered to be independent:

•	a Director who is also a current officer or other employee of the Corporation or an entity owned or controlled by the Corporation;

•
a Director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Corporation until five (5) years after the end of either the affiliation or the auditing relationship;

•
a Director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Corporation’s executive officers serves on that company’s compensation committee until five (5) years after the end of such service or the employment relationship; and

•
a Director who is an executive officer or an employee, or whose immediate family member is an executive officer, of another company (A) that accounts for or could reasonably be expected to account for at least 2% or $1 million, whichever is the greater, of the Corporation’s consolidated gross revenues, or (B) for which the Corporation accounts for or could reasonably be expected to account for at least 2% or $1 million, whichever is the greater, of such other company’s consolidated gross revenues, in each case until five (5) years after falling below such threshold.

Further, the Board will presume that (A) a Director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Corporation, other than Director and Board Committee fees and pension or other forms of deferred compensation (provided such compensation is not in any way contingent on continued service) is not independent until five (5) years after he or she ceases to receive more than $100,000 per year in such compensation and (B) a Director who is a former officer or other employee of the Corporation or an entity owned or controlled by the Corporation is not independent. The Board may negate these presumptions if the Board determines, without any independent Director dissenting, that based on all the facts and circumstances such compensatory or other relationship is not material.

For the purposes of service on the Audit Committee, a Director will not be considered “independent,” unless, in addition to meeting the above criteria and such other qualifications as may be required by the Board, he or she (A) does not receive, directly or indirectly, any consulting, advisory, or other compensatory fee from the Corporation or any of its subsidiaries and (B) is not an affiliate of the Corporation or any of its subsidiaries. The foregoing shall be interpreted in accordance with, and shall be subject to the exceptions provided under, Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 21, 2006	By:	HERCULES INCORPORATED

/s/ Israel J. Floyd
Israel J. Floyd
Corporate Secretary and General Counsel